EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Angela A. Stephens, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of ClubCorp, Inc. for the year ended December 28, 2004, together with any amendments thereto, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1934, as amended, this Power of Attorney has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert H. Dedman, Jr.	Chairman of the Board	April 12, 2005
Robert H. Dedman, Jr.

/s/ John A. Beckert	Chief Operating Officer and President	April 12, 2005
John A. Beckert

/s/ Nancy M. Dedman	Director	April 12, 2005
Nancy M. Dedman

/s/ Patricia Dedman Dietz	Director	April 12, 2005
Patricia Dedman Dietz

/s/ Bahram Shirazi	Director	April 12, 2005
Bahram Shirazi

/s/ James L. Singleton	Director	April 12, 2005
James L. Singleton